Exhibit 23.1

                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)


Armando C. Ibarra, C.P.A.                   Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accounts


July 29, 2003

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of July 31, 2002, on the financial statements of Wigwam Development, Inc., as of June 30, 2002, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly your

/s/ Armando C. Ibarra, C.P.A.
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ARMANDO C. IBARRA, C.P.A.

                      371 E. Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465